UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 28, 2005

NeoMagic Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-22009	77-0344424
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Jay Street, Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 988-7020

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a) On February 28, 2005, NeoMagic Corporation (the “Company”) received a notice from the Nasdaq Stock Market that it was no longer in compliance with the requirements for continued inclusion of its common stock on the Nasdaq National Market pursuant to the Nasdaq’s Marketplace Rule 4450(a)(5) (the “Rule”) because its common stock had closed below $1.00 per share for 30 consecutive business days. The Company has 180 calendar days, or until August 29, 2005, to regain compliance with the Rule. To regain compliance with the Rule, the closing bid price of the Company’s common stock must be $1.00 per share or more for a minimum of 10 consecutive business days prior to August 29, 2005.

If the Company is unable to regain compliance with the Rule by August 29, 2005, the Company will receive a delisting notification from Nasdaq. Upon receipt of the delisting notification, the Company may appeal the delisting to a Listings Qualifications Panel of Nasdaq or the Company may apply to transfer its securities to The Nasdaq SmallCap Market if, at such time, the Company satisfies the requirements for initial inclusion on such market as set forth in Marketplace Rule 4310(c), other than the minimum bid price requirement of $1.00 per share. If the Company’s application to transfer to the Nasdaq SmallCap Market is approved, the Company will have until February 23, 2006 to demonstrate compliance with the continued listing requirements of the Nasdaq SmallCap Market.

At this time, the Company is evaluating its options with respect to the notice of noncompliance with the Rule.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeoMagic Corporation
(Registrant)

Date: March 3, 2005	/s/ Scott Sullinger
Scott Sullinger
Chief Financial Officer